Exhibit 2.2
FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT ("Amendment") to the Asset Purchase Agreement (the "Purchase Agreement") made and entered into effective as of October 21, 2014 by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company ("Vertex"), VERTEX ENERGY, INC., a Nevada corporation ("Parent"), VERTEX REFINING OH, LLC, an Ohio limited liability company and a wholly-owned subsidiary of Parent ("Buyer"), HEARTLAND GROUP HOLDINGS, LLC, a Delaware limited liability company ("Seller"), and WARREN DISTRIBUTION, INC., a Nebraska corporation ("Warren"), is entered into effective as of November 26, 2014 by each of the foregoing parties to the Purchase Agreement. Capitalized terms not otherwise defined in this First Amendment will have the meanings given to them in the Purchase Agreement.

RECITALS

A.           Each of the undersigned parties has entered into the Purchase Agreement pursuant to which Buyer has agreed to purchase and acquire from Seller certain of the assets, claims and rights of Seller related to the operation of the Business and Buyer has agreed to assume and perform certain liabilities and obligations of Seller related to the operation of the Business, all on the terms and conditions as set forth in the Purchase Agreement.

B.           The undersigned parties to the Purchase Agreement desire to amend the Purchase Agreement in accordance with the terms and conditions of this Amendment.

AGREEMENTS

In consideration of the mutual promises set forth in the Purchase Agreement and below, the undersigned agree to amend the provisions of the Purchase Agreement as follows:

1.           Amendment of Dates.  Sections 9.03 and 10.01(b) of the Purchase Agreement are hereby amended such that in each such Section where the Purchase Agreement refers to "November 30, 2014" such date shall be amended to read "December 6, 2014".

2.           No Other Changes.  All other terms, conditions, covenants, obligations and agreements in the Purchase Agreement shall remain in full force and effect and without any change due to this First Amendment. Except as specifically set forth herein, the Purchase Agreement shall remain in full force and effect in accordance with its terms.  To the extent this First Amendment is inconsistent with the Purchase Agreement, this First Amendment shall govern and control.

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IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to the Asset Purchase Agreement to be executed effective as of the day, month and year first above written.

SELLER: HEARTLAND GROUP HOLDINGS, LLC By: /s/Robert N. Schott Robert N. Schlott, Chairman	WARREN DISTRIBUTION, INC. By: /s/Charles P. Downey Charles P. Downey, President
BUYER: VERTEX REFINING OH, LLC By: /s/Benjamin P Cowart Benjamin P. Cowart, President and CEO	VERTEX: VERTEX ENERGY OPERATING, LLC By: /s/Benjamin P Cowart Benjamin P. Cowart, President and CEO
PARENT: VERTEX ENERGY, INC. By: /s/Benjamin P Cowart Benjamin P. Cowart, President and CEO

[Signature Page to First Amendment to Asset Purchase Agreement]